Exhibit 99.1

June 6, 2008

Via Email, Facsimile and FedEx

Georgia Gulf Corporation
and
Georgia Gulf Corporation, on behalf of each of the Subsidiary Guarantors
400 Perimeter Center Place

Suite 595

Atlanta, GA 30346

Attention: Joel I. Beerman, Vice President, General Counsel and Secretary

Re:	NOTICE OF DEFAULT
Indenture, dated as of December 3, 2003, by and among Georgia Gulf Corporation (the “Company”), the Subsidiary Guarantors party thereto, and US Bank, as Trustee (the “Indenture”)

Ladies and Gentlemen:

Reference is made to Sections 3.3 and 6.1 of the Indenture and to the attached transmittal letter that more fully sets forth the basis on which this Notice is delivered. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Indenture.

The undersigned represents either that (i) it is a Holder of Notes in the principal amount indicated below or (ii) it is the investment manager with discretionary authority in respect of the Notes identified below that are held by the Holder identified below.

This notice, from Holders who hold at least 25% in aggregate principal amount of Notes outstanding, shall constitute a written “Notice of Default” of the type referred to in Section 6.1 with respect to the Company’s failure to comply with Section 3.3 of the Indenture, as more fully described in the attached letter.

This notice is without prejudice to the right (i) to provide notice of other Defaults or Events of Default in respect of the matters described herein, (ii) to provide notice of any other Defaults or Events of Default that may exist under the Indenture, (iii) to pursue any and all rights in respect of the Notes, or (iv) to pursue any other rights or remedies against the Company and each Subsidiary Guarantor that may exist in law or in equity.

[Remainder of page intentionally blank; next page is signature page]

Sincerely,

[IF SIGNED BY HOLDER]

Holder:

By:
Name:
Its:

Principal Amount of Securities Held:

Held in DTC Participant Code:

[IF SIGNED BY INVESTMENT MANAGER]

Investment Manager	Sandelman Partners, LP

By:	/s/ Peter Bio
Name: Peter Bio
Its: Head of Capital Structure

In its capacity as investment manager with discretionary authority in respect of:

Holder:	SANDELMAN PARTNERS MULTI-STRATEGY MASTER FUND, LTD.

Holder:

Principal Amount of Securities Held:	$40,871,000.00

Held in DTC Participant Code:	573

2

  [IF SIGNED BY INVESTMENT MANAGER]

Investment Manager	Sandelman Partners, LP

By:	/s/ Peter Bio
Name: Peter Bio
Its: Head of Capital Structure

In its capacity as investment manager with discretionary authority in respect of:

Holder:	SANDELMAN PARTNERS EVENT-DRIVEN MASTER FUND, LP

Principal Amount of Securities Held:	$3,314,000.00

Held in DTC Participant Code:	050

Cc:	Jones Day LLP, Attn:	John Zamer
Greg Gorospe

Courtesy cc (via e-mail):
US Bank
2 Midtown Plaza
1349 West Peachtree, Suite 1050
Atlanta, GA 30309
Attn: Corporate Trust Division

Powell, Goldstein, Frazer & Murphy LLP
191 Peachtree Street, NE
16th Floor
Atlanta, GA 30303
Attn: Gregory H. Worthy, Esq.

3

June 6, 2008

Via Email, Facsimile and FedEx

Georgia Gulf Corporation

and

Georgia Gulf Corporation, on behalf of each of the Subsidiary Guarantors
115 Perimeter Center Place

Suite 595

Atlanta, GA 30346

Attention: Joel I. Beerman, Vice President, General Counsel and Secretary

Re:	ATTACHED NOTICE OF DEFAULT
Indenture, dated as of December 3, 2003, by and among Georgia Gulf Corporation (the “Company”), the Subsidiary Guarantors party thereto, and US Bank, as Trustee (the “indenture”)

Ladies and Gentlemen:

Accompanying this letter is a Notice of Default (the “Default Notice”) we are delivering to you today, which Default Notice refers to the Company’s failure to comply with Section 3.3 of the Indenture (the “Section 3.3 Default”). The purpose of this letter is to provide context both for our belief that the Section 3.3 Default has occurred and for the series of events that has led us to conclude that it is necessary for us to issue the Default Notice in order to protect our rights and remedies as holders of Notes issued pursuant to the Indenture. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Indenture. Information discussed in this letter is based upon publicly available information filed with the Securities and Exchange Commission and other public disclosure provided by the Company, including on its most recent quarterly earnings call.

Relevant History

The Company’s Form 10-Q for the quarter ended March 31, 2008 reports on page 34 that, as of the end of the quarter, there was outstanding under the Senior Credit Agreement $423.2 million in principal amount of term loan Indebtedness, $50.0 million in principal amount of revolver Indebtedness and $64.6 million in face amount of letters of credit outstanding. Additionally, it is likely that the Company incurred incremental Indebtedness from time to time under its Senior Credit Agreement since March 31, 2008 in order, among other things, to make approximately $35.0 million in April 2008 interest payments on its 9.5% Notes and 10.75% Notes. The Company has further disclosed that it has, since the date of the acquisition of Royal Group Technologies Limited (“Royal Group”), applied Asset Disposition proceeds in the approximate amount of $361 million to repay Indebtedness under the Senior Credit Agreement.

In light of the foregoing, we informed you by email sent on May 8, 2008 of our belief that the Section 3.3 Default had occurred.

On May 12, 2008, we received an email from the Company denying the occurrence of the Section 3.3 Default. The Company’s counsel, Jones Day LLP (“Jones Day”), further responded to our email by telephoning our counsel, Bracewell & Giuliani LLP (“Bracewell”), on May 13, 2008. Neither the Company nor Jones Day disputed any of the facts or our analysis regarding the level of Indebtedness outstanding but instead relied on technical readings of the Indenture in arguing that the Company was not in default.

By letter dated May 15, 2008, Bracwell set forth in detail our factual and contractual analysis refuting the Company’s position and reasserting the existence of the Section 3.3 Default. On May 21, 2008, Jones Day sent a letter to Bracewell which expanded the same legal arguments first outlined in the telephone conversation of the prior week, asserting again that Jones Day did not believe the Company was in default. Our counsel informed Jones Day that we continued to find these arguments to be unpersuasive and contrary to both the plain language of the Indenture and to the generally accepted interpretation in the high yield market of similar provisions in other indentures.

On May 23, 2008, we were telephoned by a banker at Banc of America Securities (“Banc of America”), the administrative agent on the Company’s Senior Credit Agreement, who indicated that the Company had asked him to contact us. We subsequently met with him and a colleague on May 27, 2008. In that meeting, we emphasized, as we had previously communicated to the Company and Jones Day, that we were willing to engage in a constructive dialogue and to that end we raised several specific proposals for resolving the Default. At that meeting, the Banc of America representatives indicated that, although they were not authorized to make any specific proposals on the Company’s behalf, they were considering, among other things, exploring a refinancing of the Company’s Senior Credit Agreement and could possibly help resolve our Default in connection with such a refinancing. In the same meeting, the Banc of America representatives asked that we refrain from taking any action or pursuing any remedies while it and the Company considered various alternatives. We responded that we would consider forbearing if the Company were willing to engage in constructive negotiations that would result in a near-term consensual resolution of the Default.

On June 2, 2008, Jones Day informed Bracewell that the Board of Directors of the Company would meet the following day to discuss the Default and again requested we take no action before that time. On June 4, 2008, Jones Day informed Bracewell that the Board of Directors would not pursue any of the possible solutions we had raised with Banc of America and that no alternative proposals from the Company would be forthcoming.

In sum, since we first contacted the Company more than four weeks ago regarding our concerns over the Section 3.3 Default, the Company (either directly or through its advisors) has failed to engage in a meaningful negotiation with us or taken any concrete step to address our concerns other than to repeatedly request that we refrain from taking any further action.

Summary of Relevant Indenture Provisions

Section 3.3(a) of the Indenture provides the general limitation that the Company may incur Indebtedness only for so long as its Consolidated Coverage Ratio is at least 2.00 to 1.00 (the “Section 3.3(a)

Limitation”), a condition which the Company has been unable to satisfy since at least the second half of 2007.

Section 3.3(b) of the Indenture sets forth certain limited exceptions to the Section 3.3(a) Limitation (the “Section 3.3(b) Debt Baskets”), including, as relevant here, “(1) Indebtedness Incurred pursuant to the Senior Credit Agreement in an aggregate principal amount of up to $525 million less the aggregate principal amount of all principal repayments made with the proceeds of Asset Dispositions” and “(10) Indebtedness which will not exceed $75 million outstanding.”

Of the $525 million basket provided under Section 3.3(b)(1), $200 million was outstanding under the Company’s Senior Credit Agreement on the date of the Indenture, which, under Section 3.3(d) of the Indenture, was “deemed initially Incurred [pursuant to the Senior Credit Agreement] on the Issue Date under clause (1) of Section 3.3(b) and not Section 3.3(a) or clause (4) of Section 3.3(b).”

The Section 3.3 Default Discussion

Because the Company was (and remains) unable to incur Indebtedness as a result of the Section 3.3(a) Limitation, the Company was able only to incur incremental Indebtedness in general under the Section 3.3(b) Debt Baskets. Specifically, the Company was only able to incur incremental Indebtedness under the Senior Credit Agreement, including incremental revolver borrowings or any new or renewed letters of credit, pursuant either to Section 3.3(b)(1) or to Section 3.3(b)(10), if available. The calculation of what has been incurred and what is available is as follows:

•

The original $525 million level of debt incurrence permitted under Section 3.3(b)(1) of the Indenture has been reduced to the floor of $175 million as a result of repayments of the term debt portion of the Senior Credit Agreement from Asset Disposition proceeds received since the completion of the Royal Group acquisition in the approximate amount of $361 million.

•	Additionally, the Company has the ability to incur $75 million of Indebtedness pursuant to Section 3.3(b)(10) of the Indenture.

•	Combining the foregoing, the Company had the ability to incur incremental Indebtedness of no more than $250 million.

•

Pursuant to Section 3.3(d)(2) of the Indenture, the $200 million of Indebtedness outstanding under the Senior Credit Agreement on the date of the Indenture (which amount remains outstanding under the current Senior Credit Agreement) is deemed to have been incurred pursuant to Section 3.3(b)(1). After deducting this amount from the $250 million noted above, the Company was left with $50 million of incremental debt incurrence capacity.

•

The Company has disclosed $30 million of incremental revolver borrowings for the period beginning January 1, 2008 and ending March 31, 2008, and has likely made additional borrowings that were necessary from time to time, in order, among other things, to make approximately $35 million in April 2008 interest payments on its 9.5% notes and 10.75% notes

Based on the foregoing and on the Company’s public disclosures, the Company is not in compliance with Section 3.3 of the Indenture because it has exceeded all availability under the Section 3.3(b) Debt Baskets at a time when the Section 3.3(a) Limitation was in effect. This Default is non-curable. Furthermore, the Company may be continuing to incur yet more incremental Indebtedness under the revolving portion of the Senior Credit Agreement. Finally, we note that the Company’s recent filings under the Exchange Act materially overstate the Company’s available borrowing capacity by failing to take into consideration the limitations imposed by Section 3.3 of the Indenture. Because they have overstated the Company’s borrowing capacity, those filings contain both material misstatements and material omissions.

Conclusion

As discussed above, due to the Company’s unwillingness to engage meaningfully with us or to provide us with appropriate assurances that the present Default will be timely resolved, we are compelled to take action in the form of the Default Notice before the situation deteriorates further. Even under these circumstances, however, we remain willing to engage in a constructive dialogue with the Company while the “grace period” runs with respect to the Section 3.3 Default. Please understand, however, that we issued the Default Notice because we are prepared to pursue all of the rights and remedies available to us upon the expiry of the grace period.

Sincerely,

/s/ Peter Bio
Peter Bio
Head of Capital Structure Sandelman Partners, LP

Cc:	Jones Day LLP, Attn:	John Zamer
Greg Gorospe

Courtesy cc (via e-mail):
US Bank
2 Midtown Plaza
1349 West Peachtree, Suite 1050
Atlanta, GA 30309
Attn: Corporate Trust Division

Powell, Goldstein, Frazer & Murphy LLP
191 Peachtree Street, NE
16th Floor
Atlanta, GA 30303
Attn: Gregory H. Worthy. Esq.